UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/01/2011

Kraft Foods Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-16483

Virginia	52-2284372
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Three Lakes Drive, Northfield, IL 60093-2753
(Address of principal executive offices, including zip code)

(847) 646-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information described below under "Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant" is hereby incorporated by reference into this Item 1.01.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 1, 2011, we entered into a revolving credit agreement (the "Revolving Credit Agreement") for a four-year senior unsecured revolving credit facility in an aggregate principal amount of $4.5 billion with the lenders named therein and JPMorgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) LLC, as joint bookrunners, and JPMorgan Chase Bank, N.A. and Deutsche Bank AG New York Branch, as co-administrative agents. The Revolving Credit Agreement replaces our existing $4.5 billion three-year revolving credit agreement (the "Existing Revolving Credit Agreement"), dated as of November 30, 2009, which was terminated on April 1, 2011. Under the Revolving Credit Agreement, we and certain of our subsidiaries that may be designated by us may borrow advances up to the aggregate amount of the unused commitments under the revolving facility on or after April 1, 2011 and prior to the termination of the Revolving Credit Agreement. Under the Revolving Credit Agreement, we guarantee the obligations of any subsidiary borrower. At our request, the amount of the revolving facility may be increased by up to $500 million in the aggregate upon agreements by the lenders providing the increased commitments. The Revolving Credit Agreement will terminate on April 1, 2015, provided that we may, on no more than four occasions, request that the lenders extend their commitments for successive one-year periods. All committed pro rata borrowings under the revolving facility will bear interest at a variable annual rate based on LIBOR or base rate, at our election, plus an applicable margin based on our four-year credit default swap mid-rate spread (as determined pursuant to the Revolving Credit Agreement).

The Revolving Credit Agreement requires us to maintain a minimum shareholders' equity (excluding accumulated other comprehensive income or losses) of not less than $28.6 billion. The Revolving Credit Agreement also contains customary representations, covenants and events of default.

We expect to use the Revolving Credit Agreement for general corporate purposes, including for working capital purposes, and to support our commercial paper issuances. Some of the lenders under the Revolving Credit Agreement and their affiliates have various relationships with us and our subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, we and certain of our subsidiaries have entered into foreign exchange and other derivatives arrangements with certain of the lenders and their affiliates.

The foregoing description of the Revolving Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which will be filed with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraft Foods Inc.

Date: April 05, 2011	By:	/s/ Carol J. Ward
Carol J. Ward
Vice President and Corporate Secretary